MAA Announces Acquisition

MEMPHIS, Tenn., July 24, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Allure at Brookwood, a 349-unit high-end urban multi-family apartment community located in the Buckhead sub-market of Atlanta, Georgia.

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Allure at Brookwood is strategically located between several of Atlanta's largest office submarkets including Midtown, Buckhead and Central Perimeter, which combined, total more than 50 million square feet of office space and are home to a number of the Atlanta area's major employers. In addition, the property is located in very close proximity to several major medical employment centers within the Piedmont Medical Center, including the Shepherd Center, a nationally recognized rehabilitation center.

Allure at Brookwood was developed in 2008 and consists of two six-story mid-rise buildings joined by a five-level structured parking deck. The property offers residents a wide range of amenities including a resort-style pool with cascading fountains, a 50-meter lap pool, outdoor stone terrace with grill and an expansive fitness facility and business center. The apartment homes boast nine foot ceilings with deluxe crown molding, cherry cabinetry, arched doorways and stainless steel appliances.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are pleased with this high quality addition to our Atlanta portfolio and we expect this new investment will provide attractive long-term value for our shareholders."

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,094 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com